                             ITEM 24(b)(3) EXHIBITS
      UNDERWRITING OR DISTRIBUTION OF CONTRACTS BETWEEN THE DEPOSITOR AND
                             PRINCIPAL UNDERWRITER

                        ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is entered into effective the __15__ day of _December_______, 2001, by and between Nationwide Life Insurance Company (collectively referred to hereinafter "NWL") and Federated Securities Corp. (hereinafter "Federated");

WHEREAS, NWL agrees to develop, issue, underwrite, and administer variable annuity contracts, (identified in Appendix A attached hereto and collectively, referred to hereinafter as "the products"); and

WHEREAS, Federated supports the agreement of NWL to develop, issue and administer the aforementioned annuity products and agrees to provide national distribution services in connection with the products listed in Appendix A attached; and

WHEREAS, NWL supports the agreement by Federated to provide national distribution services in connection with the products.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings contemplated herein, NWL and Federated agree as follows:

      A.    DEVELOPMENT AND ADMINISTRATION OF PRODUCTS

            1.    Designation of Product Administrator

                  NWL is hereby designated Product Administrator for the products referred to above and described in the attached Appendix A.

            2.    Duties of NWL

                  NWL will perform in a proper and timely manner, those functions enumerated on the terms in the "Analysis of Administrative Functions," which is attached hereto as EXHIBIT A, and incorporated herein by reference.

            3.    Designation of Managing Distributor

                  Federated is hereby designated the exclusive Managing Distributor for the products referred to above and described in the attached Appendix A.

            4.    Duties of Federated

                  Federated will perform in a proper and timely manner, those functions described in the "Analysis of Administrative Functions," which is attached hereto as EXHIBIT A, and incorporated herein by reference.

            5.    Product Development

                  NWL shall develop the products for distribution by Federated and organizations Federated may designate for participation. The products shall have the features set forth in Appendix A and such other features as are mutually agreed to by NWL and Federated.

      RELATIONSHIP AND WHOLESALER SUPPORT

            NWL will assign one person to coordinate NWL's relationship with Federated and otherwise to be the primary contact person for Federated during the term of this agreement. NWL will provide training support for Federated and its wholesalers; however, NWL will not furnish direct wholesaling services in connection with insurance products underwritten by NWL and contemplated in this agreement ("NWL/Federated Products"). NWL and Federated agree to cooperate in the marketing and distribution of the NWL/Federated Products. Such cooperation shall include, but not be limited to, the introduction of Federated wholesalers to retailing firms (broker-dealers) having an established relationship with NWL for the purpose of promoting the sale of NWL/Federated Products. NWL agrees to use its best efforts in supporting Federated's wholesaling efforts in connection with the NWL/Federated Insurance Products and will not unreasonably withhold such support for any reason. Nothing contained in this agreement, however, shall be construed to require NWL or any of its affiliate companies, to refrain from marketing insurance and annuities of any kind through retailing firms with which NWL has an established relationship, or with which NWL may prospectively develop such a relationship. To the extent, however, that prospective relationships are established between NWL and retailing firms with which NWL has no current relationship, and the establishment of such new relationship is attributable primarily to the intent demonstrated by the retailing firm to distribute the NWL/Federated products, NWL agrees to refrain from attempting to introduce its other insurance products (or those of its affiliates) to such retailing firms without the written consent of Federated. NWL may, however, pursue the development of prospective relationships with retailing firms independently of Federated.

            In the event that prospective relationships are established between NWL and retailing clients of Federated, NWL will ensure that products covered in Appendix A offer favorable product differentiation or equality with regards to terms, features, fees, and pricing compared to those provided by Nationwide in conjunction with any other "single manager" product (defined as having greater than 50% of total investment options or assets managed by a single investment management complex). For insurance or investment products not covered in Appendix A, Nationwide will grant Federated the option to develop competing products with comparable or favorable features, pricing and terms.

            Not withstanding the foregoing, NWL agrees to refrain from any attempt to promote or market any non-NWL/Federated Product through retailing firm Edward Jones for the term of this Agreement; provided, however, that this undertaking by NWL may be waived by the written consent of Federated.

            Federated will be designated as an NWL "Platinum Partner" and, as such, NWL will develop an appropriately-staffed dedicated servicing team that works exclusively on the Federated account. NWL will provide sufficient resources to fulfill mutually agreed upon product feature, support and service level standards.

      C.    MARKETING COORDINATION AND SALES ADMINISTRATION

            1.    Distribution of Products

                  Federated shall be the exclusive Managing Distributor for the products developed and marketed pursuant to this Agreement. The products will be distributed only through duly qualified and registered representatives of appropriately contracted selling Dealers. By mutual agreement, sales or solicitations of the products may be proscribed with regard to certain market groups.

            2.    Appointment and Termination of Agents

                  Appointment and termination of agents with NWL shall be processed and executed by NWL. NWL shall promptly license registered representatives of Federated and its Dealers in accordance with requests received from Federated. NWL will pay the fees in connection with the initial and renewal appointments with NWL of registered representatives of Federated. NWL shall pay the fees in connection with the initial and renewal appointments with NWL for registered representatives of Edward Jones in a manner deemed to be acceptable by Edward Jones' senior management. NWL will pay the fees in connection with the initial appointments with NWL of registered representatives of other Dealers. NWL shall pay the fees in connection with the renewal of such appointments for all registered representatives conducting business with NWL who, during the twelve (12) months immediately prior to such renewal, had sales of products hereunder with a cumulative premium of $25,000. No appointment is effective with respect to any jurisdiction where an appointed agent may not lawfully solicit applications for the products.

            3.    Advertising

                  Federated shall not print, publish or distribute any advertisement, circular or any document relating to the products distributed pursuant to this Agreement or relating to NWL unless such advertisement, circular or document shall have been approved in writing by NWL, which approval shall not be unreasonably withheld and shall be given as promptly as possible within a reasonable period of time. Neither NWL nor any of its affiliates shall print, publish or distribute any advertisement, circular or any document relating to the products distributed pursuant to this Agreement or relating to Federated unless such advertisement, circular or document shall have been approved in writing by Federated, which approval shall not be unreasonably withheld and shall be given as promptly as possible within a reasonable period of time. However, nothing herein shall prohibit any person from advertising the products in general or on a generic basis.

            4.    Marketing Conduct

                  The parties will jointly develop standards, practices and procedures respecting the marketing of the products covered by this Agreement. Such standards, practices and procedures are intended to help NWL meet its obligations as an issuer under the securities laws and to assure compliance with state insurance laws, and to help Federated meet its obligations under the securities laws as National Distributor. These standards, practices and procedures are subject to continuing review and neither NWL nor Federated will object unreasonably to changes to such standards, practices and procedures recommended by the other to comply with the intent of this provision.

            5.    Sales Material and Other Documents

                  a.    Sales Material

                        1) Federated shall develop and prepare all promotional material to be used in the distribution of the products, in consultation with NWL.

                        2) Federated is responsible for the printing of such promotional material.

                        3) Federated is responsible for the expense of providing such promotional material.

                        4) NWL is responsible for filing and obtaining any approval of promotional material by state insurance regulators, where required.

                        5) Federated is responsible for the filing of all appropriate promotional material with federal securities regulators and self-regulatory organizations where required.

                        6) All promotional material relating to the products shall be subject to prior written approval by Federated and NWL.

                        7) Federated and NWL agree to abide by the Advertising and Sales Promotion Material Guidelines, attached hereto as EXHIBIT B, and incorporated herein by reference.

                  b.    Prospectuses

                        1) NWL represents that the Contracts and Policies for the products, (collectively referred to hereinafter as "the Contracts"), are or shall be properly registered under the 1933 Act and/or the 1940 Act and agrees that the registration statements under the 1933 Act and/or the 1940 Act for the Contracts will remain in full force and effect for the duration of this Agreement. If any state should amend its current securities laws to require registration of insurance contracts, then NWL will comply with the amended state law.

                        2) NWL shall be responsible for printing the product prospectuses and the underlying mutual fund prospectuses as a combined document. The total expense for such printing shall be borne by NWL; The Federated Insurance Series Trust and NWL shall share equally that portion of total printing expenses relating to the underlying fund prospectuses produced for soliciting prospective policyholders (Promotional Material); The Federated Insurance Series Trust shall bear that portion of total printing expenses relating to the underlying fund prospectuses required to be distributed to policyholders by applicable law (Shareholder); and The Federated Insurance Series Trust shall bear all of that portion of the combined prospectuses which represent promotional material developed by Federated.

                        3) NWL will provide Federated at least two complete copies of all registration statements, prospectuses, statements of additional information, reports and other promotional materials, applications of exemption, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or a Variable Account, as soon as is reasonably practicable, but in no event later than contemporaneously with the filing of such document with the SEC.

                        4) NWL, during the term of this Agreement, will immediately notify Federated of the following:

                              a. When the Registration Statement for any Contract has become effective or when any amendment with respect to the Registration Statement thereafter becomes effective;

                              b. Any request by the SEC for any amendments or supplements to the Registration Statement for any Contract or any request for additional information that must be provided by General Agent; and

                              c. The issuance by the SEC of any stop order with respect to the Registration Statement for any Contract or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts.

                  c.    Contracts, Applications and Related Forms

                        1) NWL is responsible for the design of product applications, contracts and related service forms in consultation with Federated.

                        2) NWL is responsible for the printing of adequate supplies of product applications, contracts and related service forms;

                        3) NWL will, during the term of this Agreement, immediately notify Federated of the following:

                              a. The states or jurisdictions where approval of the product contract forms is required under applicable insurance laws and regulations, and whether and when such approvals have been obtained; and

                              b.    The states or jurisdictions where any
                                    product contract form may not lawfully be sold.

                              c.    The states or jurisdictions where any
                                    product contract filing has been made, but approval is pending, where NWL intends to use its best efforts to continue to pursue jurisdictional contract product approval.

                        4) NWL is responsible for the design and printing of service forms which the parties jointly determine to be necessary.

                        5) NWL is responsible for supplying adequate quantities of service forms and will arrange for delivery of such forms in bulk to any location designated by Federated.

            6.    Appointment of Agents

                  a. Federated will assist NWL in facilitating the appointment of agents by NWL.

                  b. NWL will forward all appointment forms and applications to the appropriate states and maintain all contacts with the states.

                  c. NWL will maintain appointment files on Agents, and Federated will have access to such files as needed.

            7.    Licensing and Appointment Guide

                  a. NWL is responsible for the preparation of a Licensing and Appointment Guide which will set forth the requirements for licensing and appointment. NWL will distribute such Guide to Federated in such quantities as Federated may reasonably require.

                  b. NWL is responsible for providing Federated with periodic updates of the Licensing and Appointment Guide in such quantities as Federated may reasonably require.

            8.    Other

                  a.    Production Reports

                        NWL will provide production reports and data feeds to Federated. The content and form of such reports shall be agreed upon at a later date by the parties.

                  b.    Complaint Handling

                        NWL and Federated will notify each other of all material pertinent inquiries and complaints from whatever source and to whomever directed and will consult with each other in responding to such inquiries and complaints. "Material pertinent inquiries" refer to formal complaints or inquiries registered by any federal, state or self-regulatory body, or formal written complaints submitted by customers which, in the reasonable discretion of the party receiving the complaint or inquiry, would be of material interest and consequence to the non-receiving party.

      F.    GENERAL PROVISIONS

            1.    Waiver

                  Failure of NWL or Federated to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

            2.    Limitations

                  Neither party shall have authority on behalf of the other to make, alter or discharge any contractual terms of the products, to waive any forfeiture; nor to extend the time of making any contributions to the products; nor to guarantee dividends; nor alter the forms which either may prescribe; nor substitute other forms in place of those prescribed by the other. Neither NWL nor Federated, nor any of their respective affiliates or agents will engage in a systematic program which seeks to cause the exchange of issued contracts for other forms of annuity contracts. This does not preclude the isolated incidental exchanges of issued contracts for other annuity contracts that occur in the ordinary course of business. This provision shall survive the Termination of this Agreement.

            3.    Binding Effect

                  This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns, provided that neither party shall assign or sub-contract this Agreement or any rights or obligations hereunder without the prior written consent of the other.

            4.    Indemnifications

                  a. NWL agrees to indemnify and hold Federated harmless from any and all losses, claims, damages, liabilities or expenses to which Federated may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses relate directly to the sale of the products identified in the Appendix to this Agreement and arise as a direct consequence of:

                        1) any material misrepresentation or omission, or alleged material misrepresentation or omission, contained in the registration statements, prospectuses, sales literature or contracts for the annuity products, provided that such misrepresentations or omissions are not attributable to any failure by Federated, whether negligent or intentional, to provide accurate information, on a timely basis, necessary for inclusion in the annuity product registration statements, prospectuses or contracts;

                        2) any failure by NWL or its employees, whether negligent or intentional, to perform the duties and discharge the obligations contemplated in this Agreement; and

                        3) any fraudulent, unauthorized or wrongful act or omission by NWL or its employees.

                  b. Federated agrees to indemnify and hold NWL harmless from any and all losses, claims, damages, liabilities or expenses to which NWL may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses relate directly to the sale of the products identified in the Appendix to this Agreement, and arise as a direct consequence of:

                        1) any material misrepresentation or omission, or alleged material misrepresentation or omission, contained in the sales literature developed by Federated for the products, or the registration statement and prospectus for the mutual fund investment options serving as the underlying investment media for the annuity products, provided that such misrepresentations or omissions are not attributable to any failure by NWL, whether negligent or intentional, to provide accurate information, on a timely basis, necessary for inclusion in the sales literature or mutual fund registration statement or prospectus.

                        2) any failure by Federated, its employees or registered representatives, to perform the duties and discharge the obligations contemplated in this Agreement; and

                        3) any fraudulent, unauthorized or wrongful acts or omissions by Federated, its employees and registered representatives.

                  c. Neither NWL nor Federated shall be liable, as the indemnifying party pursuant to subparagraphs a. and b. of this paragraph 4 (of section F), if the losses, claims, damages, liabilities or legal expenses incurred by the indemnified party arise out of the indemnified party's willful misfeasance, bad faith, or gross negligence in the performance of its duties, or through the reckless disregard of its duties under this Agreement.

                  d. NWL and Federated will promptly notify each other of the commencement of any litigation or proceedings, or the assertion of any claim or any material pertinent inquiries as described in this Agreement.

            5.    Notices

                  All notices, requests, demands and other communication under this Agreement shall be in writing and shall be deemed to have been given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed as follows:

                  TO NWL:

                        Nationwide Life Insurance Company
                        Richard A. Karas
                        Senior Vice-President, Nationwide Life
                          Insurance Company
                        One Nationwide Plaza
                        Columbus, OH  43216

                  TO Federated:

                        Federated Securities Corp.
                        Attn:  Ronald Petnuch
                        Senior Vice President
                        1001 Liberty Avenue
                        Pittsburgh, PA 15222-3779

            6.    Governing Law

                  This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

            7.    Confidentiality

                  Any information, documents and materials, whether printed or oral, furnished by either party or its agents or employees to the other shall be held in confidence. Except under lawful authority, no such information shall be given to any third party without the express written consent of the other party.

      G.    TERM OF AGREEMENT

            This Agreement shall remain in full force and effect for a period of three (3) years from its effective date herein until terminated, and may be amended or extended beyond its current term only by mutual agreement of the parties, in writing. Any decision by either party to cease issuance or distribution of any specific product contemplated under this Agreement shall not effect a termination of the Agreement unless mutually agreed upon.

      H.    TERMINATION

            1. Either party may terminate this Agreement for cause at any time, with or without written notice to the other, if the other knowingly and willfully (a) materially fails to comply with the laws or regulations of any state or governmental agency or body having jurisdiction over the sale of insurance or securities, (b) misappropriates any money or property belonging to the other, (c) subjects the other to any material actual or potential liability due to misfeasance, malfeasance, or nonfeasance, (d) commits any fraud upon the other, (e) has an assignment for the benefit of creditors, (f) incurs bankruptcy, or (g) commits a material breach of this Agreement.

            2. Either party may terminate this Agreement after the expiration of its three (3) year term and any extension thereof, without regard to cause, upon twelve (12) months prior written notice.

            3. In the event of termination of this Agreement, NWL and Federated will each use their "best efforts," as defined below, to preserve in force the business relating to the products issued pursuant to this Agreement.

                        "Best efforts" with respect to Federated shall mean that Federated shall endeavor to ensure that the various Dealers' sales representatives appointed by NWL shall not recommend to an owner of a product that the product be exchanged for a non-NWL policy unless there are reasonable grounds that the exchange of the product is suitable for the product owner, with both Federated and NWL acknowledging the limitations on Federated's ability to do so due to the independent contractor status of its sales distribution representatives.

                        "Best efforts" with respect to each party shall include, but not be limited to, efforts to develop new product features, contractual benefits and administrative and service enhancements which, if economically feasible, may be introduced to owners of the products, thereby discouraging the surrender, cancellation, exchange or transfer of the products identified in Appendix A.

            4. Following the termination of this Agreement, Federated will have the ability to select a replacement insurance company for the purposes of developing and marketing a proprietary variable annuity product or products that offer Federated portfolios. The provisions and representations of this Section H herein shall survive the Termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto execute this Agreement effective as of this 15 day of December, 2001.

                        NATIONWIDE LIFE INSURANCE COMPANY


                        By /s/ Richard A Karas
                          ------------------------------------------------------
                                Title  Sr VP - Sales - Financial Services
                                     -------------------------------------------

                        FEDERATED SECURITIES CORP.

                        By  /s/ James F. Getz
                          ------------------------------------------------------
                                Mr. James F. Getz, President

                                   APPENDIX A

Exclusively refers to the following products:

A share variable annuity to be named - [To be filed in the following states] B share variable annuity to be named - [To be filed in the following states]

This APPENDIX may be amended from time to time with the addition of certain other variable annuity or variable insurance products.

* Actual form numbers to be used in certain states may have different identifying suffixes, which reflect certain unique characteristics of the contract mandated by the particular state insurance authority.

                                    EXHIBIT A
                 Administration Services/Distribution Agreement
                   Analysis of Functions and Responsibilities

A.       Administration and Customer Service

               NWL                                               Federated
-  Reviews the completed application.        -  Federated shall continue to be a member in good
   Applies underwriting/issue criteria to       standing of the NASD.  Federated shall promptly
   application.                                 notify NWL in the event that it should become
                                                aware that any selling Dealer should in any way
                                                become disqualified with the NASD or any state
                                                securities regulatory authority or should
                                                materially fail to adhere to supervisory
                                                standards in connection with the sale of the
                                                products established jointly by NWL and
                                                Federated.

-  Relays portfolio and product
   information to appropriate third party
   reporting services (i.e., Morningstar,
   VARDs, Hy Sales).

-  Notifies agent and/or customer of any
   error or missing data necessary to
   underwrite application and establish
   Contract Owner records.

-  Receives and processes all                -  Accommodates customer service function by
   Policyholder service requests,               providing any supporting information or
   including but not limited to                 documentation which may be in the control of
   informational requests, beneficiary          Federated.
   changes, payments/deposits, and
   transfers of contract value between
   eligible investment options.

-  Receives and processes surrenders,
   loans, death claims in accordance with
   established guidelines.

-  Prepares checks for surrenders, loans,
   death claims and forwards to payee.
   Prepares and mails confirmation
   statement of disbursement to Contract
   Owner/Beneficiary, with copy to agent.

-  Maintains daily records of all changes
   made to Contract Owner accounts and
   values those accounts daily.

-  Researches and responds to all            -  Researches and responds to customer/broker
   customer/broker policy inquiries.            inquiries regarding fund performance and
                                                distribution practices.

-  Maintains all required policyholder
   records in compliance with regulatory
   retention requirements.

-  Prints, provides all forms ancillary to
   contract/policy issue.

-  Maintain adequate number of toll-free
   lines to service customer/broker

   policy inquiries.

-  Maintains a 24 hour "voice response"
   system for unit values and contract
   values and other applications as
   developed.

-
-  Provides response information for         -  Immediately communicates complaints (formal
   complaints or inquiries from state           written complaints and all inquires or
   insurance departments, the SEC, and          complaints from any federal or state regulatory
   other outside agencies.                      body) received by Federated and assists in
                                                resolution.

-  Provides payout quotes information for
   customers.

-  Maintains 1035 and transfer support.      -  Communicates responsibilities to producers and
                                                supports the process as appropriate.

-  Provides several daily outbound data
   feeds on existing contracts, including
   registration, transaction, unit values,
   and production history files in lieu of
   paper delivery of producer confirmation, quarterly statements, and commission statements.

B.    Banking

               NWL                                               Federated

-  Balances, edits, endorses and prepares
   daily deposit.

-  Places deposits in depository account.

-  Prepares daily cash journal summary
   reports.

C.    Proxy Processing

This section is governed by the fund participation agreement which has been entered into (or will be entered into) by NWL and The Federated Insurance Series Trust -- such agreement is hereby incorporated by reference into this Agreement.

D.    Insurance Licensing and Commissions

               NWL                                               Federated
-  Establishes and maintains General Agent   -  Federated will cooperate with NWL in the
   Agreements with producer firms.              corporate licensing and agent appointment
                                                process with the producer firms.

-  Verifies, supports and facilitates the    -  Other than below, payment of producer
   process of establishing state corporate      renewal fees are the responsibility of the
   licenses for producer firms.  This does      producer firm
   not include actual form filings or
   payment of fees.

-  Receives, establishes, processes,
   maintains agent appointment records.
   Pays for initial appointments with NWL
   for Federated wholesalers and Federated
   introduced Dealer firms' representatives.
   Pays for

   renewal appointments with NWL for
   Federated wholesalers, representatives
   of Edward Jones, and representatives of
   Dealers whose cumulative gross
   commissions in Nationwide products
   exceed $25,000.

-  In a few select key client firms, NWL
   will pay for all appointments, initial
   and renewal licensing expenses.

-  Ascertains, on receipt of applications,   -  Federated will be responsible for the
   whether writing agent is appropriately       licenses of Federated wholesalers and
   licensed and appointed.                      sales support personnel (NWL will be
                                                responsible for appointments).

-  Pays commissions and assesses
   chargebacks to the General Agents in
   accordance with agreements relating to
   same.

E.    Premium Taxes

               NWL
-  Collects, pays and accounts for premium
   taxes as appropriate.

-  Prepares and maintains all premium tax
   records by state.

- Maintains liabilities in General Account ledger for accrual of premium taxes collected.

- Integrates all company premium taxes due and performs related accounting.

F.    Regulatory and Other Reporting

               NWL                                  Federated Insurance Series Trust
-  Prepares and files all contracts and      -  Prepares and files registrations as
   registrations required by SEC and state      required by the SEC relative to the mutual
   insurance departments as related to the      fund investments.
   annuity product.

-  Coordinates and prints (on a timely       -  Provides completed, annuity prospectuses
   basis) the product prospectuses and the      on computer diskette or in camera ready
   mutual fund prospectus in a single           form and pays 50% of the underlying fund
   document and pays 50% of the underlying      prospectus for prospective promotional
   fund prospectus for promotional              purposes, and pays 100% of prospectus cost
   purposes.                                    for requisite Shareholder purposes.

-  Prepares and files Separate Account
   Semi-Annual and Annual Statements.

-  Prepares and mails the appropriate,
   required IRS reports at the Contract
   Owner level. Files same with required
   regulatory

   agencies.

-  Prepares and files N-SAR for the
   Separate Account.

-  Responsible for all audits related to
   the separate account and registration.

-  Provides periodic reports in accordance
   with Schedule of Reports to be jointly
   prepared by NWL and Federated.

G.    Sales and Marketing

               NWL                                               Federated
-  Supports the Insurance Products           -  Responsible for wholesaling the Insurance
   wholesaling efforts with input and other     Products  to prospective producers,
   support as appropriate.                      including seminars, one-on-one presentations,
                                                training, and other normal wholesaling
                                                activities.

-  Provides input into the Sales and         -  Completes a Sales and Marketing plan
   Marketing plan.  Responsible for             annually by a mutually agreed upon date,
   planning service and administration          to include but not limited to premium
   support to appropriately support the         projections, strategies and other
   sales efforts.                               activities that may generate expenses at
                                                NWL.

-  Participates in joint development of      -  Responsible for leading joint development
   all sales and marketing materials,           of all sales and marketing materials and
   and files with state insurance               for all costs associated with printing,
   authorities as required.                     storing, postage and delivery

                                             -  Responsible for filing sales and marketing
                                                material with the NASD as required.

-  Provides input and prior approval on      -  Responsible for development and associated
   advertising materials.  Files with           costs of all advertising developed by
   regulatory agencies as required.             Federated.

H.    Revenue Sharing

               NWL                                               Federated
[To be attached]                             [To be attached]

                                           EXHIBIT B

                                ADVERTISING AND SALES PROMOTION
                                      MATERIAL GUIDELINES

In order to assure compliance with state and federal regulatory requirements and to maintain control over the distribution of promotional materials dealing with the Products, NWL and Federated require that all variable contract promotional materials be reviewed and approved by both NWL and Federated prior to their use. These guidelines are intended to provide appropriate regulatory and distribution controls.

1. Sufficient lead time must be allowed in the submission of all promotional material. NWL and Federated shall approve in writing all promotional material. Such approval shall not be unreasonably withheld and shall be given as promptly as possible within a reasonable period of time as agreed.

2. All promotional material will be submitted in "draft" form to permit any changes or corrections to be made prior to the printing.

3. NWL and Federated will provide each other with details as to each and every use of all promotional material submitted. Approval for one use will not constitute approval for any other use. Different standards of review may apply when the same advertising material is intended for different uses. The following information will be provided for each item of promotional material:

      a.    In what jurisdiction(s) the material will be used.

      b. Whether distribution will be for "public" or "dealer only" use, and whether regulatory filing will be required.

      c. How the material will be used (e.g., brochure, mailings, 482 ads, etc.)

      d. The projected date of initial use and, if a special promotion, the projected date of last use.

4. NWL and Federated will advise each other of the date on which any material is discontinued from use.

5. Any changes to previously approved promotional material must be resubmitted, following these procedures. When approved material is to be put to a different use, request for approval of the material for the new use must be submitted.

6. NWL and Federated will assign a form number to each item of advertising on each piece of advertising and sales promotional material. It will be used to aid in necessary filings, and to maintain appropriate controls.

7. NWL and Federated will provide written approval for all material to be used.

8. Federated will provide NWL with a minimum of 50 copies of all material in final print form to effect necessary state filings.

9. Federated will coordinate, perform and be responsible for SEC/NASD filings of sales and promotional material to be used by Federated and distributors registered representatives.

10. All telephone communication and written correspondence should be directed to Cathy Finley Compliance Director, NWL, One Nationwide Plaza 10T, Columbus, OH 43216 (phone (614) 249-6258) and if to Federated, to: Ms. Patricia Doerge, Advertising Compliance Supervisor, Federated Investors, Tower, 1001 Liberty Avenue, Federated Investors, Pittsburgh, PA, 15222-3779.

11. As used in this EXHIBIT "B," the phrase "advertising and sales promotion material" shall include, but not be limited to:

            -     Customer pieces

            -     Broker-only pieces

            -     Sales ideas

            -     Training materials

            -     Performance data

            -     Seminar scripts

            -     Television and radio advertisements

            -     Internet and Web based materials